Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SIGNIFICANTLY HIGHER
SECOND QUARTER FISCAL 2007 EARNINGS VERSUS PRIOR YEAR

****

Q2 Earnings Per Share (EPS) of $0.41 versus Prior Year EPS of $0.09

Philadelphia, PA, April 24, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2007 ended March 31, 2007, with earnings significantly higher than the prior year.

Net income for the second quarter of fiscal 2007 was $2.6 million, or $0.41 per common share (diluted), a significant improvement from the net income for the second quarter of fiscal 2006 of $0.5 million, or $0.09 per common share (diluted).  The Company’s earnings for the second quarter were in line with the Company’s updated diluted earnings per share guidance (provided in its April 12, 2007 press release) of between $0.37 and $0.42 per share, and its previous guidance (provided in its January 24, 2007 press release) of between $0.32 and $0.50 per share.

Net income for the first six months of fiscal 2007 was $4.0 million, or $0.64 per common share (diluted), a significant improvement from the net income for the first six months of fiscal 2006 of $0.9 million, or $0.17 per common share (diluted).  Net income before debt repurchase charges for the first six months of fiscal 2007 was $5.2 million, or $0.85 per common share (diluted), an even more significant improvement from the net income for the first six months of fiscal 2006 of $0.9 million, or $0.17 per common share (diluted), which did not include any debt repurchase charges.  The debt repurchase charge for the first six months of fiscal 2007 resulted from the Company’s redemption of $25 million of its outstanding 11¼% Senior Notes in December, 2006.

As previously announced, on April 18, 2007 the Company completed the redemption of the remaining $90 million principal amount of its outstanding 11¼% Senior Notes through a new Term Loan financing, which it expects will result in a decrease in annualized pre-tax interest expense of approximately $3.6 million, and an annualized benefit to earnings per share of approximately $0.35 per share.  This decrease in annualized interest expense from the new Term Loan financing will begin to be recognized in the Company’s third quarter.  The redemption of the Senior Notes, which was at a price of 105.625% of principal amount, plus accrued interest, will result in a “Loss on extinguishment of debt” of approximately $7.3 million on a pre-tax basis, consisting of the approximately $5.1 million cash redemption premium and approximately $2.2 million of non-cash expense from the write-off of unamortized deferred financing costs and debt issuance costs.  The Company expects this debt redemption charge to be approximately $0.72 per share on an after-tax basis, with such charge to be recognized in the Company’s third quarter.

Net sales for the second quarter of fiscal 2007 decreased 0.5% to $143.9 million from $144.6 million in the same quarter of the preceding year.  The slight decrease in sales versus last year resulted primarily from a decrease in comparable store sales, largely offset by increased sales from the Company’s leased department and licensed relationships and marketing partnerships.  Comparable store sales decreased 1.6% during the second quarter of fiscal 2007 (based on 1,412 locations) versus a comparable store sales increase of 1.4% during the second quarter of fiscal 2006 (based on 998 locations).  The comparable store sales decrease of 1.6% for the second quarter of fiscal 2007 was favorably impacted by approximately 1 percentage point due to having one more Saturday in this fiscal year’s second quarter compared to last year.  For the quarter ended March 31, 2007, the Company opened seven stores, including four multi-brand store openings, and closed 19 stores, with nine of the store closings related to multi-brand store openings.  As of the end of March 2007, the Company operates 795 stores, 821 leased department locations and 1,616 total retail locations, compared to 831 stores, 728 leased department locations and 1,559 total retail locations operated at the end of March 2006.  Adjusted EBITDA was $11.5 million for the second quarter of fiscal 2007, a 28.8% increase from the $8.9 million of Adjusted EBITDA for the second quarter of fiscal 2006.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the first six months of fiscal 2007 decreased 1.2% to $292.3 million from $296.0 million for the same six months of the preceding year.  The slight decrease in sales versus last year resulted primarily from a decrease in comparable store sales, largely offset by increased sales from the Company’s leased department and licensed relationships and marketing partnerships.  Comparable store sales decreased 1.9%

during the first six months of fiscal 2007 (based on 1,395 locations) versus a comparable store sales increase of 2.4% during the first six months of fiscal 2006 (based on 982 locations).  During the six months ended March 31, 2007, the Company opened 10 stores, including four multi-brand stores, and closed 25 stores, with 10 of these store closings related to multi-brand store openings.  Adjusted EBITDA was $23.5 million for the first six months of fiscal 2007, a 20.6% increase from the $19.5 million of Adjusted EBITDA for the first six months of fiscal 2006.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased with our strong increase in earnings for the second quarter versus last year, and our ability to generate earnings for the quarter within our previous earnings guidance range despite weaker than planned sales for the quarter.  Although we finally experienced some typical seasonal weather in March, and an associated improvement in our sales trend during the month, we experienced significantly colder weather than last year during the months of January and February, which negatively impacted our sales of Spring merchandise and our overall sales for the quarter.  During the second quarter, we continued to experience improvement in gross margin versus last year, with less price promotional activity compared to last year, as well as a continued reduction in our product costs.  Also, our earnings for the second quarter benefited by reduced store closing expenses, reduced interest expense resulting from previous debt repayment, and continued tight expense controls.

“Looking forward, we continue to be optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and beyond and continuing our strategic transition, as we expect to realize increases in sales and gross margin and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our leased department and licensed relationships, and the continued rollout of our multi-brand stores.

“As of March 31, 2007, we have 38 two-brand Mimi combo stores, 3 triplex stores, and 12 Destination Maternity™ Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened four Destination Maternity Superstores in fiscal 2006, including the grand opening on February 1, 2006 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th Street and Madison Avenue in New York City, and we continue to pursue additional potential superstore locations.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 40 to 50 or more total Destination Maternity superstores in the United States and to expand the Mimi combo store chain to 70 to 80 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships.  Since the beginning of fiscal 2005, we have become the exclusive maternity apparel provider to Sears® and Kohl’s® and we believe that we have a significant opportunity to continue to increase the sales we generate from our leased department and licensed relationships.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  As part of working towards expanding our business with our existing leased partners, we have converted certain of our Macy’s® leased department locations from Motherhood Maternity® branded departments to Mimi Maternity® branded departments carrying both Motherhood and Mimi product.  Our commitment to this strategy of growing the sales we generate from our leased department and licensed relationships is also demonstrated by our Sears and Kohl’s relationships and our more recent new leased department relationships with Boscov’s® and Gordmans®, two regional department store chains.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have recently entered into relationships with select providers of 529 savings programs, online banking, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for fiscal 2007, we continue to be optimistic about building on our strong fiscal 2006 results, despite weaker than expected sales thus far in fiscal 2007.

“Our sales thus far in April have been significantly weaker than planned, as we have experienced extremely unseasonably cold weather compared to both typical April weather and compared to the weather of April 2006, significantly hurting sales of Spring merchandise this April.  We also are going up against strong April 2006 sales results which benefited from much warmer weather and a shift in timing of Easter to April in 2006 compared to March in 2005.  Comparable store sales for April 2006 increased 7.1%, which included an estimated favorable impact of approximately 1.5 percentage points due to the shift in the timing of Easter.  Based on our sales results thus far in April, we expect our comparable store sales for the full month of April to be in the range of down 15% to down 11%, which includes a projected unfavorable impact of 4 to 5 percentage points due to having only four Saturdays in April 2007 compared to five Saturdays in April 2006, as well as the earlier timing of Easter in 2007 versus 2006.   However, we have seen a significant

improvement in our sales trend in recent days, as we finally experienced some more Spring-like weather, and we expect this improved sales trend to continue into May and beyond.  Similarly, we saw a strong improvement in our sales trend in March when we finally experienced some typical seasonal weather, after having experienced significantly colder weather than last year during January and February.  Also, it is very important to note that, during April, we have continued to generate strong product gross margins despite weak sales, and we believe we can manage our inventory levels without resorting to excessive markdown levels, although inventory will be somewhat higher than planned due to the weaker than planned sales.

“For the third quarter of fiscal 2007, we are targeting net sales in the $160.0 million to $166.0 million range, based on an assumed comparable store sales range of between down 4.0% and down 0.5% for the quarter.  Based on this targeted sales, we are targeting earnings per common share (diluted), excluding the charge related to our $90 million debt redemption, of between $1.25 per share and $1.55 per share, as compared to last year’s third quarter diluted earnings of $1.54 per share, which did not include any debt repurchase charge.

“We are targeting net sales for fiscal 2007 in the $597 million to $608 million range, representing sales change of approximately down 1% to growth of 1% compared to fiscal 2006, based on an assumed comparable store sales decrease of between 2.6% and 0.8% for the full fiscal year, and expected increased sales contribution from our marketing partnerships, our leased department and licensed relationships, our internet sales, and the continued rollout of our multi-brand stores.

“Our targeted sales for fiscal 2007 reflect our plan to open approximately 17 to 20 new stores during the year, including approximately 9 to 11 new multi-brand stores, and our plan to close approximately 38 to 42 stores, with approximately 18 to 21 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  We plan to open approximately 120 new leased department locations for fiscal 2007, primarily from our recent agreements for exclusive leased department relationships with Boscov’s and Gordmans.  In addition, we distribute our Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 824 stores in 45 states, compared to 741 stores in 41 states a year ago.

“We project that our gross margin for fiscal 2007 will be approximately 52.9% of net sales, an increase from our 52.2% gross margin in fiscal 2006, driven primarily by higher planned merchandise gross margins and, to a lesser extent, increased marketing partnership revenues.  The planned increase in our merchandise gross margins for the year primarily reflects decreased markdown levels compared to last year for the first half of the fiscal year, and planned continued product cost reductions throughout the year.  We expect our operating expenses to decrease slightly as a percentage of net sales for fiscal 2007 versus fiscal 2006, primarily as a result of reduced expenses for store closings, reduced impairment charges for write-downs of store fixed assets, reduced incentive compensation and stock compensation expense, as well as a continued sharp focus on expense control, partially offset by the negative expense leverage associated with the weaker comparable store sales.

“Based on these assumptions, we are targeting operating income for fiscal 2007 in the $33.3 million to $38.7 million range, representing a projected increase of between approximately 10% and 28% from our fiscal 2006 operating income of $30.3 million, and we are targeting Adjusted EBITDA in the $52.2 million to $57.6 million range, representing a projected increase of between approximately 1% and 11% from our fiscal 2006 Adjusted EBITDA of $51.7 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $2.32 and $2.85 per share excluding the charges related to our $25 million debt repurchase in December 2006 and our $90 million debt repurchase in April 2007, representing an increase of between 35% and 66% over our $1.72 diluted earnings per share before debt repurchase charges for fiscal 2006.  This earnings guidance range is lower than our previous guidance range for fiscal 2007 diluted earnings per share of between $2.51 and $3.10 per share, excluding debt repurchase charges, provided in our January 24, 2007 press release, due to the reduction in our sales projection for the year.  Including the first quarter fiscal 2007 debt repurchase charge of approximately $0.21 per share and the projected third quarter fiscal 2007 debt repurchase charge of approximately $0.72 per share, we are targeting reported diluted earnings per common share of between $1.39 and $1.92 per share for the full year fiscal 2007, compared to our $1.63 reported diluted earnings per share for fiscal 2006, which was adversely affected by a debt repurchase charge of $0.09 per share.  Excluding both debt repurchase charges and stock compensation expense, we are targeting adjusted diluted earnings per share of between $2.52 and $3.05 per share for fiscal 2007, an increase of between 24% and 50% over the comparably adjusted diluted earnings per share figure of $2.03 for fiscal 2006.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2007 capital expenditures to be between $15 million and $17 million, compared to $13.9 million for fiscal 2006, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2007 year end to increase somewhat from fiscal 2006 year end and to be somewhat higher than planned due to our lower planned sales, but we continue to tightly plan our inventory levels relative to sales and we believe we can manage our inventory levels without resorting to excessive markdown levels.  Based on these targets and plans, we expect to generate significant positive free cash flow before financing activities during fiscal 2007.  We are also very pleased with our strong financial liquidity and our progress in reducing our debt and our ongoing interest expense.  During the twelve-month period ended March 31, 2007, the Company reduced its debt balance by $35 million, while still carrying a balance of cash and cash equivalents of $7.1 million at March 31, 2007.  As of March 31, 2007, we had $90 million remaining outstanding principal amount of the original $125 million principal amount of our Senior Notes and, as we stated earlier in this press release, in April 2007 we redeemed the remaining Senior Notes with lower cost debt.  In addition, as part of the refinancing transaction, in March 2007 the Company amended its existing $60 million revolving credit facility in order to permit the new Term Loan financing.  This amendment of the credit facility also extends its maturity from October 15, 2009 to March 13, 2012, and modestly increases its size to $65 million.  As of March 31, 2007, we had no direct borrowings under our credit facility, and we had approximately $57 million of availability under our credit facility.  Although we had modest borrowings from our credit facility during portions of the second quarter of fiscal 2007, reflecting seasonal and other timing variations in cash flow and our use of cash to repurchase $35 million principal amount of Senior Notes from August 2006 through December 2006, we did not have any outstanding credit line borrowings at the end of the second quarter of fiscal 2007 and expect to have no outstanding credit line borrowings at the end of fiscal 2007.   Our average level of borrowings under our credit facility was $0.6 million for the first six months of fiscal 2007, with no borrowings under our credit facility as of the end of the quarter and we expect to have no outstanding credit line borrowings at the end of fiscal 2007.

“Looking forward to fiscal 2008, we expect to generate higher earnings than fiscal 2007, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2007 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, May 8, 2007 by calling (203) 369-4012.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2007, Mothers Work operates 1,616 maternity locations, including 795 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06

Net sales	$143,857	$144,643	$292,341	$296,036
Cost of goods sold	67,797	68,620	139,231	143,830

Gross profit	76,060	76,023	153,110	152,206

Selling, general and administrative expenses	69,065	71,414	138,613	143,102

Operating income	6,995	4,609	14,497	9,104

Interest expense, net	2,790	3,785	5,922	7,579

Loss on extinguishment of debt	—	—	2,093	—

Income before income taxes	4,205	824	6,482	1,525
Income tax provision	1,640	322	2,528	595

Net income	$2,565	$502	$3,954	$930

Net income per share — basic	$0.44	$0.09	$0.69	$0.18
Average shares outstanding — basic	5,824	5,291	5,765	5,280

Net income per share — diluted	$0.41	$0.09	$0.64	$0.17
Average shares outstanding — diluted	6,227	5,501	6,183	5,402

Supplemental information:
Net income, as reported	$2,565	$502	$3,954	$930
Add: loss on extinguishment of debt, net of tax	—	—	1,277	—
Adjusted net income, before loss on extinguishment of debt	2,565	502	5,231	930
Add: stock compensation expense, net of tax	316	245	603	495
Adjusted net income, before loss on extinguishment of debt and stock compensation expense	$2,881	$747	$5,834	$1,425

Adjusted net income per share— diluted, before loss on extinguishment of debt	$0.41	$0.09	$0.85	$0.17
Adjusted net income per share— diluted, before loss on extinguishment of debt and stock compensation expense	$0.46	$0.14	$0.94	$0.26

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	September 30,	March 31,
	2007	2006	2006

Cash and cash equivalents	$7,144	$18,904	$16,550
Short-term investments	—	9,425	2,550
Inventories	98,435	94,259	96,803
Property, plant and equipment, net	73,162	71,430	74,868
Line of credit borrowings	—	—	—
Long-term debt	92,626	117,535	127,849
Stockholders’ equity	91,903	80,700	65,446

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06

Operating income	$6,995	$4,609	$14,497	$9,104
Add: depreciation & amortization expense	3,935	3,920	7,812	7,937
Add: loss on impairment of long-lived assets	140	285	390	1,851
Add: gain on disposal of assets	(100)	(294)	(163)	(197)
Add: stock compensation expense	519	401	990	811
Adjusted EBITDA(1)	$11,489	$8,921	$23,526	$19,506

Net sales	$143,857	$144,643	$292,341	$296,036

Operating income margin (operating income as a percentage of net sales)	4.9%	3.2%	5.0%	3.1%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	8.0%	6.2%	8.0%	6.6%

(1)  Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income Per Share — Diluted
to Adjusted Net Income  Per Share — Diluted,
Excluding Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Third Quarter Ending	Third Quarter Ended
	6/30/07	6/30/06

Net income per share — diluted	$0.53 to 0.83	$1.54
Add: per share effect of loss on extinguishment of debt	0.72	—
Adjusted net income per share — diluted, before loss on extinguishment of debt	1.25 to 1.55	1.54
Add: per share effect of stock compensation expense	0.05	0.10
Adjusted net income per share — diluted, before loss on extinguishment of debt and stock compensation expense	$1.30 to 1.60	$1.64

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06(1)

Net income per share — diluted	$1.39 to 1.92	$1.63
Add: per share effect of loss on extinguishment of debt	0.93	0.10
Adjusted net income per share — diluted, before loss on extinguishment of debt	2.32 to 2.85	1.72
Add: per share effect of stock compensation expense	0.20	0.31
Adjusted net income per share — diluted, before loss on extinguishment of debt and stock compensation expense	$2.52 to 3.05	$2.03

(1)  Components do not add to total due to rounding.

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06

Operating income	$33.3 to 38.7	$30.3
Add: depreciation & amortization expense	16.0	16.1
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	0.9	2.5
Add: stock compensation expense	2.0	2.8
Adjusted EBITDA	$52.2 to 57.6	$51.7

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